Exhibit 10.54

CONTRACT FOR PROFESSIONAL CONSULTING SERVICES

This professional consulting agreement is entered into by and between Jens Dalsgaard, whose principal place of business is 369 Third St. #B-546 San Rafael, CA 94901, hereafter referred to as “Consultant,” and Proteonomix, Inc., a business entity duly organized and operating under the laws of the State of Delaware, whose business address is 187 Mill Lane, Mountainside, NJ, 07052, hereafter referred to as “Client.” Both Consultant and Client may be collectively referred to as the “parties.”

In consideration of the mutual promises, covenants and representations made herein, the parties agree as follows:

WHEREAS, Client is a business entity duly organized and operating under the laws of the State of Delaware; and

WHEREAS, Client is engaged in the lawful business of the discovery and development of stem cell therapeutic and cosmeceutical products.

WHEREAS, Client desires to establish a professional consulting relationship with Consultant, for the main purpose of having Consultant endeavor to use his professional expertise towards:

a. Identifying and presenting Client with prospective business entities to enter into advantageous partnerships with Client including, but not exclusive to, strategic marketing and sales alliances, joint-ventures and/or mergers;

b. Advise Client on product or corporate image advertising;

c. Advise Client on matters pertaining to business development, strategy or compensation; and,

d. Otherwise provide Client on an as needed basis with critical evaluation and collaboration regarding Client’s business plans.

WHEREAS, Consultant is desirous of formalizing a contractual Relationship with Client for the express purposes outlined above in subsections “a” through “d,” THUS, THE PARTIES AGREE AS FOLLOWS:

ARTICLE ONE: IDENTIFICATION OF THE PARTIES TO BE BOUND BY THIS AGREEMENT

Section 1.01       Parties to this agreement are Consultant and Client.

Section 1.02       For the purposes of this agreement, the parties’ respective addresses are:

Client:    187 Mill Lane, Mountainside, NJ, 07052

Consultant:  369 Third St. #B-546 San Rafael, Ca 94901

Section 1.03      Any formal notices or communications needed to be made pursuant to this agreement, with the exception of typical daily communications necessary in order to fulfill the services which are the subject matter of this agreement, must be made to the respective parties at the addresses indicated in Section 1.02

ARTICLE TWO: THE TERM OF THIS AGREEMENT

Section 2.01      This agreement, and the covenants and obligations assumed by the parties hereunder, shall last for a specific term of one year from the date this agreement is signed by the parties hereto. If the parties hereto do not sign this agreement on the same day, then the term of the agreement shall be for one year from the latter date this agreement is signed by either party.

Section 2.02         After this agreement becomes effective by both parties signing it, and after the term expires, this agreement may be renewed for subsequent one year terms, as long as both parties are amenable to such a renewal. This renewal shall be accomplished by the parties signing a letter of renewal at least thirty (30) days before the original term expires, provided the other party signs and returns the letter either by personal delivery or certified mail return receipt within one week thereof. In the event the agreement is extended, the terms of this agreement shall govern and each party shall have and be subject to the obligations and considerations specified herein. In the event the renewal letter is not timely signed by both parties, no renewal shall occur and the agreement shall expire at the conclusion of the original or pending tern, whichever is later. This letter of renewal need only refer to this agreement and this subsection, and essentially state that both parties agree to a single one year extension. Both parties must sign the letter of renewal. Once signed, the exact terms of this contract shall be extended for an additional one year, along with the same obligations and consideration on each parties behalf, that is, Consultant will continue to provide the same services provided for herein to Client, and Client will compensate Consultant similarly as provided for in the first or then pending one year term.

ARTICLE THREE: TERMINATION OF THIS AGREEMENT

Section 3.01         If, after the original term of this agreement, neither Client or Consultant desires to continue on with the provisions hereof, then this agreement, or any extensions thereof,  shall terminate unless there is an explicit renewal as set forth herein above in Section 2.02.

Section 3.02       If, however, either party commits a material breach of the covenants and obligations assumed hereunder, then, for cause, the non-breaching party may choose to terminate this agreement, and stop either performing the services called for herein, or cease paying the consideration called for in this agreement. A material breach of this agreement will mean either party’s failure to live up to the covenants and obligations assumed hereunder.

Section 3.03      Should a dispute arise, the parties agree to submit the dispute to binding arbitration pursuant to the then existing rules and regulations of the American Arbitration Association before a sole arbitrator sitting in New York, New York.

ARTICLE FOUR: COVENANTS UNDERTAKEN BY THE PARTIES –SERVICES AND CONSIDERATION THEREFOR

Section 4.01   Consultant agrees to perform the following consulting services on Client’s behalf:

a. Meeting and conferring with Client’s management, board of directors, officers, accountants, managers, employees as the case may be, in reviewing strategic alliance and partnership opportunities for Client; and

b. Reviewing such documentation as Consultant may find necessary in evaluating prospective business entities seeking to enter into advantageous partnerships with Client including strategic marketing and sales alliances, joint ventures or mergers on behalf of Client,

c. Performing any cost analysis that Consultant determines is necessary in formulating plans, advice, recommendations and proposals to Client regarding potential strategic marketing and sales alliances; and

d. Otherwise advise Client in matters pertaining to corporate and business development, planning and strategy.

Section 4.02      As compensation for the faithful services assumed herein by Consultant, Client agrees to pay to Consultant one hundred thousand (100,000) shares of common restricted stock in Client, trading on the OTC BB under the ticker symbol “PROT”

a. It is agreed to by the parties hereto that said payment of stock shall become due and payable as set forth above.

b. It is also expressly agreed to by the parties hereto that all past and future said payment of FREE-TRADING stock by Client to Consultant shall be non-cancelable, fully paid and fully assessed on the date delivered to Consultant.

Section 4.03   Consultant agrees to pay for all expenses incurred by Consultant during the tenure of this agreement.

ARTICLE FIVE: MODIFICATION

Section 5.01      This agreement, and the terms hereunder, cannot be modified unless by a signed writing executed by the parties hereto. The parties acknowledge that this agreement is the final expression of their agreement, and merges any and all previous oral and written agreements, negotiations and communications.

ARTICLE SIX: GOVERNING LAW

Section 6.01      This agreement shall be governed and interpreted by the laws of the State of New York.

ARTICLE SEVEN: EFFECT OF WAIVER

Section 7.01   The waiver by either party of any particular clause or part of this agreement, or any obligation hereunder, shall not constitute a waiver of any or all of the remaining portions of this agreement.

ARTICLE EIGHT: AUTHORITY TO BIND PRINCIPALS

Section 8.01     Each party hereto acknowledges that they have complete authority to enter into this agreement either individually, or in a representative or agency capacity with a corporate, or other business entity. Further, for each corporate party, all necessary action has been taken under their respective by laws and by their respective board of directors to authorize enter into and be bound by the terms of this agreement.

ARTICLE NINE: NO EMPLOYMENT RELATIONSHIP

Section 9.01         It is recognized and affirmed by the parties hereto, that Consultant is an independent contractor. Neither Consultant nor Consultant's employees (if any) or contract personnel are, or shall be deemed, Client’s employees. In its capacity as an independent contractor, Consultant agrees and represents, and Client agrees, as follows:

a. Consultant reserves the right to perform services for others during the term of this agreement; however, Consultant will not perform services for any competitors of Client’s during the term of this agreement, or for a period of one year after the services rendered under this Agreement have been completed.

b. Consultant has the sole right to control and direct the means, manner and method by which he performs the services to be rendered pursuant to this agreement. Consultant has the right to perform the services required under this agreement at any place or location or at any time he determines is appropriate.

c. Consultant has the power to hire assistants, subcontractors, or to use employees or contract personnel to provide the services agreed to herein. The services to be provided by Consultant to Client are to be performed solely by Consultant, or any assistants, subcontractors, employees or contract personnel whom Consultant deems are necessary to perform said services. Client shall not hire, supervise or control any assistants to help Consultant, and neither shall Client provide any training to said personnel. Client shall not require that Consultant, or any of Consultant’s employees, assistants, contract personnel or subcontractors devote full time to the services to be performed herein.

d. Consultant has complied with all federal, state and local laws requiring business permits, certificates, and licenses required to carry out the services to be performed under this agreement.

e. Client will not withhold FICA from Consultant’s payments or make FICA payments on Consultant’s behalf; Client will not make state or federal unemployment compensation contributions on Consultant’s behalf; or, withhold state or federal income taxes from Consultant’s payments.

f. Consultant understands that neither Consultant nor Consultant’s employees or contract personnel are eligible to participate in any employee pension, health, vacation pay, sick pay, or other fringe benefit plan of Client.

g. Client shall not obtain workers' compensation insurance on behalf of Consultant or any of Consultant’s employees, or contract personnel. If Consultant does have to hire employees or contract personnel in order to perform the services contemplated under this agreement, then Consultant will bear all responsibility for acquiring workers' compensation insurance [if any] and agrees to hold Client harmless from any claim for workers' compensation benefits filed by one of Consultant’s employees, subcontractors or contract personnel in performing the services rendered under this Agreement. Consultant also agrees to hold Client harmless from all costs and attorney's fees in the event that any claim contemplated under this section by one of Consultant’s employees or contract personnel is filed.

h. Client shall make no state or federal unemployment compensation payments on behalf of Consultant or any of Consultant’s subcontractors, employees, or contract personnel. Consultant will not be entitled to these benefits in connection with work performed under this agreement.

ARTICLE TEN: CONFIDENTIAL INFORMATION

Section 10.01         The parties understand and acknowledge that each of them (and their respective employees, consultants and subcontractors) may have disclosed to them, in connection with the rendition of services and performance of their obligations of this agreement, confidential and/or proprietary information of the other party. The parties hereto agree that said confidential or proprietary information shall be held strictly confidential, and that should legal action become necessary to enforce this clause, the non-breaching party shall recover costs and attorney’s fees as expressed herein. Any such legal action shall take place in New York, New York. In order for this Section 10.01 to be applicable to any information, that Information must 1) not be publicly available; 2) must have been marked as “Confidential” at the time of disclosure; 3) shall be held confidential for two years from the termination of this agreement and 4) such Confidential information may be disclosed if required to be so disclosed by a court order or determination of a governmental regulatory body (in the event of such a governmental action, the party that comes under the prospect of such involunrtary disclosure shall promptly provide notice to the other party so that the other party may, if it chooses to do so, object before said court or regulatory body.

ARTICLE ELEVEN: ASSIGNMENT

Section 11.01     Neither party hereto may assign this Agreement without the prior written consent of the other party signed by such other party's duly authorized representative, which consent may be given or withheld in the sole discretion of the applicable party whose consent is requested.

ARTICLE TWELVE: NOTICES

Section 12.01       All notices in connection with this agreement shall be deemed given as of the day they are sent by electronic transmission, sent by facsimile or deposited with a commercial courier for delivery to other party at the following addresses:

Client: Proteonomix, Inc.

187 Mill Lane, Mountainside, NJ, 07052

By: _/s/ Michael Cohen________________

Dated:___Sept. 20, 2010____

      Michael Cohen. CEO

Consultant: Jens Dalsgaard

369 Third St #B-546 San Rafael, CA 94901

By: __/s/ Jens Dalsgaard________________

Dated:__Sept. 20, 2010_____

      Jens Dalsgaard